Exhibit 99.1

McDermott Reports Third Quarter 2011 Financial Results

Reported Results In-line with Pre-released Ranges

HOUSTON--(BUSINESS WIRE)--November 8, 2011--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today reported income from continuing operations of $9.8 million, or $0.04 per diluted share, for the 2011 third quarter. The results of the 2011 third quarter compare to income from continuing operations of $60.8 million, or $0.26 per diluted share, in the corresponding period of 2010. Classified as discontinued operations, the results of McDermott’s charter fleet business are excluded from both periods and The Babcock & Wilcox Company, which was spun-off to McDermott shareholders last year on July 30, is excluded from the 2010 period. Weighted average common shares outstanding on a fully diluted basis were approximately 236.9 million and 236.3 million in the quarters ended September 30, 2011 and September 30, 2010, respectively.

McDermott’s revenues were $879.9 million for the 2011 third quarter, an increase of over 20 percent, compared to $732.1 million in the corresponding period of 2010. The year-over-year increase was primarily due to a 91 percent increase in revenues in the Asia Pacific segment as a result of expanded scope and marine activity on a large engineering, procurement, construction and installation project, partially offset by a 34 percent decline in Middle East segment revenues.

The Company’s operating income in the 2011 third quarter was $35.2 million, compared to $84.3 million in the 2010 third quarter. Operating income in the 2011 third quarter was negatively affected by previously announced project losses of approximately $50 million, primarily within the Atlantic segment, which more than offset a 95 percent increase in the Asia Pacific segment’s operating income, as compared to the 2010 third quarter. In the 2010 third quarter, McDermott’s operating income was negatively affected by approximately $44 million of non-cash impairment and related charges, which was largely offset by approximately $36 million in project improvements on certain Qatar projects.

The Company’s other income for the third quarter of 2011 was $373 thousand, an improvement of $3.9 million compared to the other expense in the third quarter of 2010, primarily due to higher foreign currency gains.

At September 30, 2011, the Company’s backlog was $4.3 billion, compared to $3.6 billion and $4.7 billion at September 30, 2010 and June 30, 2011, respectively. Of the September 30, 2011 backlog, approximately $335 million is from projects currently in a loss position whereby future revenues are expected to equal costs when recognized.

Balance Sheet Summary

As of September 30, 2011, McDermott reported total assets of approximately $2.8 billion.

Included in this amount was $618.8 million of cash, restricted cash and investments. Net working capital, calculated as current assets less current liabilities, was $493.4 million. Additionally, total equity was $1.7 billion, or approximately 62% of total assets, with total debt of $89.1 million.

Discontinued Operations

For the third quarter of 2011, McDermott recorded net income from discontinued operations of $1.2 million, or $0.01 per diluted share. Including the results of discontinued operations, total net income attributable to McDermott was $11.0 million, or $0.05 per diluted share, for the 2011 third quarter.

OTHER INFORMATION

About the Company

McDermott is a leading engineering, procurement, construction and installation (“EPCI”) company focused on executing complex offshore oil and gas projects worldwide. Providing fully integrated EPCI services for upstream field developments, the Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning. McDermott’s customers include national and major energy companies. Operating in approximately 20 countries across the Atlantic, Middle East and Asia Pacific, the Company’s integrated resources include approximately 14,000 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. McDermott has served the energy industry since 1923. To learn more, please visit McDermott’s website on the Internet at www.mcdermott.com.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact McDermott’s actual results of operations. These forward-looking statements include statements about backlog, to the extent backlog may be viewed as an indicator of future revenues. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including without limitation our inability to successfully execute on contracts in backlog, changes in project design or schedules, changes in the scope or timing of contracts, contract cancellations and change orders and other modifications. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott’s annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2010 and subsequent quarterly reports on Form 10-Q. This news release reflects management’s views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands)

Revenues	$879,894	$732,095	$2,628,935	$1,864,121
Costs and Expenses:
Cost of operations	802,951	565,996	2,253,981	1,421,041
Selling, general and administrative expenses	48,046	56,099	163,827	159,911
Loss on asset impairments	-	24,444	-	24,444
Gain on asset disposals	(7,811)	(108)	(8,107)	(2,414)
Total costs and expenses	843,186	646,431	2,409,701	1,602,982

Equity in Income (Loss) of Unconsolidated Affiliates	(1,492)	(1,361)	59	(5,507)

Operating Income	35,216	84,303	219,293	255,632
Other Income (Expense):
Interest income	319	314	1,060	1,139
Interest expense	(152)	(392)	(415)	(2,671)
Other income (expense) – net	206	(3,460)	(3,942)	(4,188)
Total other income (expense)	373	(3,538)	(3,297)	(5,720)

Income from continuing operations before provision for income taxes and noncontrolling interests	35,589	80,765	215,996	249,912
Provision for Income Taxes	20,535	10,085	60,351	35,229
Income from continuing operations before noncontrolling interests	15,054	70,680	155,645	214,683

Loss on disposal of discontinued operations	-	(32,936)	-	(123,356)
Income (loss) from discontinued operations, net of tax	1,187	(7,094)	6,459	89,048
Total income (loss) from discontinued operations, net of tax	1,187	(40,030)	6,459	(34,308)

Net Income	16,241	30,650	162,104	180,375
Less: Net Income Attributable to Noncontrolling
Interests	5,290	9,847	13,405	23,597
Net Income Attributable to McDermott International, Inc.	$10,951	$20,803	$148,699	$156,778

McDERMOTT INTERNATIONAL, INC. EARNINGS PER SHARE COMPUTATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands, except share and per share amounts)
Basic:

Income from continuing operations less noncontrolling interests	$9,764	$60,833	$142,240	$191,086
Income (loss) from discontinued operations, net of tax	1,187	(40,030)	6,459	(34,308)
Net income attributable to McDermott International, Inc.	$10,951	$20,803	$148,699	$156,778

Weighted average common shares	234,940,184	232,670,579	234,451,430	231,780,675

Income from continuing operations less noncontrolling interests	0.04	0.26	0.61	0.82
Income (loss) from discontinued operations, net of tax	0.01	(0.17)	0.03	(0.15)
Net income attributable to McDermott International, Inc.	0.05	0.09	0.63	0.67

Diluted:

Income from continuing operations less noncontrolling interests	$9,764	$60,833	$142,240	$191,086
Income (loss) from discontinued operations, net of tax	1,187	(40,030)	6,459	(34,308)
Net income attributable to McDermott International, Inc.	$10,951	$20,803	$148,699	$156,778

Weighted average common shares (basic)	234,940,184	232,670,579	234,451,430	231,780,675
Effect of dilutive securities:
Stock options, restricted stock and restricted stock units	2,007,479	3,600,832	2,627,875	3,368,656
Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards	236,947,663	236,271,411	237,079,305	235,149,331

Income from continuing operations less noncontrolling interests	0.04	0.26	0.60	0.81
Income (loss) from discontinued operations, net of tax	0.01	(0.17)	0.03	(0.14)
Net income attributable to McDermott International, Inc.	0.05	0.09	0.63	0.67

SUPPLEMENTARY DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(In thousands)
Pension expense	$3,779	$2,981	$15,367	$16,282
Depreciation & amortization expense	$19,801	$19,601	$59,900	$57,424
Capital expenditures	$90,190	$38,939	$231,872	$136,555
Backlog			$4,255,432	$3,591,416

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31, 2010
	(In thousands, except share and per share amounts)
Assets
Current Assets:
Cash and cash equivalents	$403,589	$403,463
Restricted cash and cash equivalents	14,297	197,861
Investments	159,086	209,463
Accounts receivable--trade, net	296,303	323,497
Accounts receivable--other	36,354	28,447
Contracts in progress	300,331	65,853
Deferred income taxes	13,102	10,323
Assets held for sale	20,630	10,161
Other current assets	44,071	36,570

Total Current Assets	1,287,763	1,285,638

Property, Plant and Equipment	1,923,733	1,720,040
Less accumulated depreciation	(840,365)	(804,471)

Net Property, Plant and Equipment	1,083,368	915,569
Assets Held for Sale	76,315	77,150
Investments	41,860	75,742
Goodwill	41,202	41,202
Investments in Unconsolidated Affiliates	45,505	45,016
Other Assets	183,788	158,371

Total Assets	$2,759,801	$2,598,688

Liabilities and Equity
Current Liabilities:
Notes payable and current maturities of long-term debt	$6,615	$8,547
Accounts payable	299,535	252,974
Accrued liabilities	311,021	286,831
Advance billings on contracts	103,896	250,053
Deferred income taxes	3,969	12,849
Income taxes payable	46,034	32,851
Liabilities associated with assets held for sale	23,288	20,902

Total Current Liabilities	794,358	865,007

Long-Term Debt	82,478	46,748
Self-Insurance	39,040	35,655
Pension Liability	43,488	52,831
Other Liabilities	99,342	86,180
Commitments and Contingencies
Stockholders’ Equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares; issued 242,251,921 and
240,791,473 shares at September 30, 2011 and December 31, 2010, respectively	242,252	240,791
Capital in excess of par value	1,372,968	1,357,316
Retained earnings	249,072	100,373
Treasury stock, at cost, 7,308,140 and 6,906,262 shares at September 30, 2011 and December 31,
2010, respectively	(95,261)	(85,735)
Accumulated other comprehensive loss	(142,980)	(163,717)

Stockholders’ Equity—McDermott International, Inc.	1,626,051	1,449,028
Noncontrolling Interests	75,044	63,239

Total Equity	1,701,095	1,512,267

Total Liabilities and Equity	$2,759,801	$2,598,688

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2011	2010
	(In thousands)
Cash Flows From Operating Activities:
Net income	$162,104	$180,375
Less: Income (loss) from discontinued operations, net of tax	6,459	(34,308)
Income from continuing operations	$155,645	$214,683
Non-cash items included in net income:
Depreciation and amortization	59,900	57,424
Equity in (income) loss of unconsolidated affiliates	(59)	5,507
Loss on asset impairments	-	24,444
Gain on asset disposals	(8,107)	(2,414)
Benefit from deferred taxes	(2,910)	(4,272)
Pension costs	15,367	16,282
Other non-cash items	14,249	21,921
Changes in assets and liabilities:
Accounts receivable	26,238	64,415
Net contracts in progress and advance billings on contracts	(380,635)	29,306
Accounts payable	44,667	(88,778)
Accrued and other current liabilities	71,148	10,055
Pension liability and accrued postretirement and employee benefits	(51,041)	(138,783)
Other	(15,327)	(71,992)

Net Cash Provided By (Used In) Operating Activities--Continuing Operations	(70,865)	137,798

Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(231,872)	(136,555)
(Increase) decrease in restricted cash and cash equivalents	183,564	(83,498)
Purchases of available-for-sale securities	(516,628)	(844,103)
Sales and maturities of available-for-sale securities	601,128	706,234
Proceeds from asset disposals	8,483	4,563
Other investing activities, net	(16)	(15,647)

Net Cash Provided By (Used In) Investing Activities--Continuing Operations	44,659	(369,006)

Cash Flows From Financing Activities:
Payment of debt	(6,473)	(6,398)
Debt issuance costs	(4,824)	(13,247)
Increase in debt	40,212	-
Dividend received from B&W	-	100,000
Other financing activities, net	(2,059)	2,177

Net Cash Provided By Financing Activities--Continuing Operations	26,856	82,532
Effects of exchange rate changes on cash and cash equivalents	(524)	(183)
Net increase (decrease) in cash and cash equivalents	126	(148,859)
Cash and cash equivalents at beginning of period	403,463	428,298

Cash and cash equivalents at end of period--Continuing Operations	$403,589	$279,439

CONTACT:
McDermott International, Inc.
Investors, Analysts and Financial Media:
Jay Roueche, 281-870-5462
Vice President
jroueche@mcdermott.com
or
Robby Bellamy, 281-870-5165
Director
rbellamy@mcdermott.com
or
Trade and General Media:
Louise Denly
Director, 281-870-5025
Corporate Communications
ldenly@mcdermott.com